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                                                                   Exhibit 4.f.4

                       ROCKWELL INTERNATIONAL CORPORATION

                  RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS
                               ON DECEMBER 2, 1998


DISTRIBUTION ACTIONS

ASSIGNMENT OF CERTAIN OPTIONS

RESOLVED, that whereas in connection with the Distribution, this Corporation and Conexant have determined that it is appropriate and desirable to provide for the allocation of certain assets and liabilities and certain other matters relating to employees, employee benefit plans and compensation arrangements, and whereas the circumstances giving rise to and the actions approved by means of this resolution are deemed to be in the best interests of this Corporation and its shareowners, the proposed assignment to and assumption by Conexant, effective as of the Time of Distribution (as defined in the Memorandum), of outstanding options for shares of Rockwell Common Stock under the Rockwell Stock Plans that become options for shares of Conexant Common Stock ("Conexant Options") pursuant to the immediately preceding resolution be, and it hereby is, approved, and in connection with such assignment and assumption (A) Conexant shall be deemed to be "the Corporation" for all purposes under each of the Conexant Options and (B) all references to any of the Rockwell Stock Plans in the Conexant Options shall be to the 1998 Stock Option Plan of Conexant.